EXHIBIT 10.38

AMENDMENT NO. 1 TO THE
CENTURY ALUMINUM COMPANY AMENDED AND RESTATED
SUPPLEMENTAL RETIREMENT INCOME BENEFIT PLAN
(As Amended and Restated Effective June 22, 2009)

WHEREAS, Century Aluminum Company (the “Company”) adopted and maintains the Century Aluminum Company Amended and Restated Supplemental Retirement Income Benefit Plan, as amended and restated effective June 22, 2009 (the "Plan"); and

WHEREAS, the Company, with the approval of the Compensation Committee of the Company, is authorized to amend the Plan under Section 13(a) of the Plan; and

WHEREAS, the Company, with the approval of the Compensation Committee desires to clarify that cash awards under a long term incentive plan are excluded in the calculation of a participant’s enhanced retirement benefit under the Plan;

NOW, THEREFORE, effective as of the date hereof, the Plan shall be amended as follows:

1.           The first sentence of Section 5(b) Enhanced Retirement Benefit (“ERB”) shall read in full as follows:

At the time an executive is designated as a Participant, the Compensation Committee shall, if applicable, also specify in writing the percentage to be used by the Company to estimate the Participant’s Targeted Retirement Income and, using the percentage specified with respect to the Participant, the Company shall estimate the excess of (A) over (B) based on the Participant’s current annual base pay plus his most recent cash bonus (excluding cash awards under a long term incentive plan), assuming 5% annual increases in such pay until Target Retirement Age, where:

(A) is the Participant’s Targeted Retirement Income at Target Retirement Age; and

(B) is the Participant’s Nonenhanced Pension Plan Income at Target Retirement Age.

2.           Subparagraph (i) of Section 5(b) Enhanced Retirement Benefit (“ERB”) shall read in full as follows:

(i) Increased to the extent the Participant’s ERB would be higher if his Targeted Retirement Income had been based on actual pay (base pay and cash bonuses, excluding cash awards under a long term incentive plan) during any three calendar years out of his last ten calendar years of employment with the Company that produces the highest average annual pay; and

IN WITNESS WHEREOF, an authorized officer of the Company has caused this Amendment No. 1 to the Plan to be executed this 22nd day of February, 2010.

CENTURY ALUMINUM COMPANY RETIREMENT COMMITTEE
By:	/s/ William J. Leatherberry
Title:	William J. Leatherberry, Chairman